Exhibit 99.1

Maven Partners with Blockchain-Based Media Platform Po.et to Empower Independent Publishers

Po.et co-founder David Bailey to join Maven’s board and Maven CEO James Heckman will join Po.et board as part of strategic partnership

SEATTLE--(BUSINESS WIRE)--Maven (ticker symbol: MVEN) announced today it is partnering with Po.et, a blockchain-based open universal ledger for digital creative assets, to provide Maven’s content creators protection from improper use of their content and ensure fair monetization.

Po.et will provide Maven publishers with the ability to timestamp and validate their content and digital assets in an unalterable system which will automatically issue digital ownership certificates.

“Partnering with Po.et advances our strategy to provide Maven publishers with the greatest tools available to drive maximum monetization, distribution, transparency and security,” said Maven CEO James Heckman. “Maven’s vision and mission is perfectly aligned with Po.et’s. At the end of the day, we’re working to empower and protect independent publishers.”

Using cryptography, Po.et gives both publishers and content creators the tools to automate the licensing process without relying on third parties.

For Po.et, the strategic partnership provides them with scale and the ability to receive and cryptographically sign data from Maven’s thousands of professional content creators serving 40 million users.

“Maven is a perfect partner for Po.et for many reasons,” said David Bailey, co-founder of Po.et and chairman of the Po.et Foundation. “Maven’s thousands of content creators and 40 million-plus audience gives us scale and the opportunity to explore the potential of our technology in a big way. They have a world-class engineering team, which will make this technology integration seamless, and are led by a leadership team that has found success in digital media over the last 30 years.”

As part of the partnership, Bailey will join Maven’s board and Heckman will join Po.et’s board.

“David is a pioneer in the world-changing blockchain movement, and its an honor for us to work with him,” said Maven Board Chairman Josh Jacobs. “A visionary in emerging technology, David will help Maven identify ways to empower and protect independent publishers. His raw technical expertise, entrepreneurial spirit, and innovative thinking make David’s appointment a great addition to Maven’s board, and a huge win for the Maven coalition.”

Bailey is also the CEO of BTC Media, the first dedicated outlet for digital currency, and the publisher of Distributed, Bitcoin Magazine, and yBitcoin, which will soon begin distributing content as part of Maven’s independent publisher coalition.

Additionally, Heckman will join Po.et’s board of directors. “Being a part of Po.et’s board gives me the opportunity to contribute to an organization that advocates on behalf of Maven publishers,” Heckman added. “It also gives the Maven coalition a seat at the table with a forward-thinking organization whose mission is to help keep their livelihoods secure.”

About Maven

Maven, Inc., (ticker symbol: MVEN) is a coalition of Mavens, operating on a single digital publishing, advertising and distribution platform under a single brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN.

About Po.et

Po.et — Proof of Existence 2.0 is a Bitcoin blockchain protocol that establishes an open, universal and immutable ledger for managing the ownership, attribution and licensing of creative digital assets. Po.et builds a bridge between creators and publishers and enables the discovery of new content and verification, authenticity and authorization of generated content through a truly transparent and timestamped system of attribution. Po.et is based in Singapore and the United States, with offices in Nashville and New York. For more information about Po.et, please visit po.et.

Contacts

Maven

Gretchen Bakamis, 206-715-6660